                                                                   Exhibit 99.01

                 DEL GLOBAL TECHNOLOGIES RECEIVES DEMAND LETTER

VALHALLA,  NY - March 21, 2005 -- DEL GLOBAL  TECHNOLOGIES  CORP.  (DGTC)  ("Del
Global" or "the Company")  today announced that on March 21, 2005 Del Global was notified by the party with whom it signed a letter of intent for the sale of its
Medical  Systems  Group that the buyer was  terminating  negotiations  under the letter of  intent.  The letter of intent  provides  for a $1.0  million  payment payable  in the event  that no later  than  March 4,  2005 the buyer was  ready, willing  and able to enter into a  definitive  purchase  agreement  based on the
terms  of  the  letter  of  intent  and  containing   reasonable  and  customary
representations,  warranties,  terms and conditions relating to the transaction, and Del Global elected not to enter into such purchase agreement. The party with whom Del Global  signed the letter of intent has demanded  immediate  payment of this $1.0 million.  Although  there can be no assurance that Del Global will not have to pay the $1.0  million,  Del  Global  believes  that no such  payment  is payable  under  the  terms of the  letter  of  intent.  Del  Global  intends  to vigorously defend any attempt by the buyer to collect such a payment.

Del Global  Technologies  Corp. is primarily engaged in the design,  manufacture
and  marketing  of  cost-effective   medical  imaging  and  diagnostic   systems
consisting of stationary and portable  x-ray systems,  radiographic/fluoroscopic systems,  dental imaging systems and proprietary  high-voltage  power conversion subsystems for medical and other critical industrial  applications.  Through its
RFI  subsidiary,  Del  Global  manufactures  electronic  filters,  high  voltage capacitors, pulse modulators,  transformers and reactors, and a variety of other products  designed  for  industrial,  medical,  military  and  other  commercial applications.

Statements   about  future   results   made  in  this  release  may   constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation   Reform  Act  of  1995.   These  statements  are  based  on  current
expectations  and the current  economic  environment.  Del Global  cautions that these  statements are not  guarantees of future  performance.  These  statements involve a number of risks  and  uncertainties  that are  difficult  to  predict, including,  but not  limited  to: the  ability of Del  Global to  implement  its business  plan;  retention of  management;  changing  industry  and  competitive conditions;  obtaining  anticipated operating  efficiencies;  securing necessary capital  facilities;  favorable  determinations  in various legal and regulatory matters; a settlement of the Department of Defense matter; that does not include a debarment from doing business with the U.S.  Government;  market and operating risks from foreign currency exchange  exposures;  and favorable general economic conditions.  Actual  results  could differ  materially  from those  expressed or implied  in the  forward-looking  statements.  Important  assumptions  and other important  factors that could cause  actual  results to differ  materially  from those in the  forward-looking  statements are specified in the Company's filings with the Securities and Exchange Commission.

CONTACT:

DEL GLOBAL TECHNOLOGIES CORP.                  INVESTOR RELATIONS:
Walter F. Schneider, President                 The Equity Group Inc.
     & Chief Executive Officer                 Devin Sullivan  (212) 836-9608
Mark Koch, Principal Accounting Officer        Adam Prior   (212) 836-9606
(914) 686-3650